Exhibit 10(xxxiii)

NORTHERN TRUST CORPORATION

EXECUTIVE FINANCIAL CONSULTING AND

TAX PREPARATION SERVICES PLAN

(As Amended and Restated Effective January 1, 2008)

INTRODUCTION

The Northern Trust Corporation Executive Financial Consulting and Tax Preparation Services Plan (the “Plan”) was established by Northern Trust Corporation, a Delaware corporation (the “Corporation”) to provide a select group of management or highly compensated employees of the Corporation (and its subsidiaries and affiliates) with the opportunity to receive services or reimbursement of expenses for services for personal financial consulting and tax planning and preparation. The Corporation hereby amends and restates the Plan generally effective January 1, 2008 (with such other effective dates as are noted herein) to comply with various changes in applicable law, including the American Jobs Creation Act of 2004.

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1	“Benefits” means any or all of the benefits described in Sections 3.1 and 3.2 of the Plan.

1.2	“Board” means the Board of Director of the Corporation.

1.3	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.4	“Company” means The Northern Trust Company, an Illinois banking corporation; the Corporation; and such subsidiaries and affiliates of the Corporation as shall with the consent of the Board, adopt the Plan.

1.5	“Corporation” means Northern Trust Corporation, a Delaware corporation.

1.6	“Effective Date” means January 1, 2008 for the amended and restated Plan.

1.7	“Key Employee” means a Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i). The Company’s Key Employees shall be identified annually pursuant to Section 3.5(b).

1.8	“Participant” means an employee of the Company (i) who is eligible to participate in the Plan in accordance with Article II and (ii) who utilizes any of the benefits provided under the Plan. To the extent provided in Section 3.2, a Participant who has retired from the service of the Company after reaching a Normal, Early or Postponed Retirement date as provided under the Pension Plan remains a Participant during the Plan Year following such retirement.

1.9	“Pension Plan” means The Northern Trust Company Pension Plan, as amended from time to time.

1.10	“Plan” means the Northern Trust Corporation Executive Financial Consulting and Tax Preparation Services Plan.

1.11	“Plan Year” means the calendar year.

1.12	“Spouse” means the person to whom a Participant is legally married at the time Benefits are provided under the Plan.

ARTICLE II

ELIGIBILITY

2.1	Eligibility to Participate. An employee of the Company becomes eligible to participate in the Plan:

(a)	when he or she becomes an executive vice president or above either by hire or by promotion; or

(b)	if below the level of executive vice president, when he or she is selected for participation by the Executive Vice President-Human Resources of the Company; and

(c)	under either (a) or (b) above, when he or she is notified by the Company of his or her eligibility to receive Benefits under the Plan.

2.2	Annual Enrollment Requirement. In order to be eligible to receive Plan Benefits in any Plan Year, a Participant must complete and return to the Company an annual enrollment form provided by the Company, by which the Participant elects to utilize Benefits under the Plan. Except as otherwise provided in Section 2.3, the Participant must complete and return such enrollment form to the Company on or before December 31 of the Plan Year immediately preceding the Plan Year in which such Benefits will be provided (or such earlier date as the Company may prescribe).

2.3

Initial Year of Eligibility. Anything in the Plan to the contrary notwithstanding, an employee of the Company who would otherwise first become eligible to participate in the Plan pursuant to Section 2.1 on or after January 1 of any Plan Year shall not become eligible to participate in the Plan in such Plan Year unless selected for participation in such Plan Year by the Executive Vice President-Human Resources of the Company. If so selected, then in order to be eligible to receive Plan Benefits in that Plan Year, such Participant must complete and return to the Company an annual enrollment form provided by the Company, by which the Participant elects to utilize Benefits under the Plan. Such Participant must complete and return such enrollment form to the Company on or before the 30th calendar day following the date the Participant becomes eligible to participate in the Plan.

ARTICLE III

BENEFITS AND BENEFIT LIMITATIONS

3.1	Active Participant Benefits. A Participant who is actively at work (or on a Company-approved absence of up to six (6) consecutive months due to vacation, paid holidays, sick leave, short term disability, Family and Medical Leave or unpaid leave) for at least one day during a Plan Year shall be entitled to receive the following Benefits in the form of services to be rendered during such Plan Year:

(a)	One or more financial consulting service programs, as determined by the Company in the Company’s sole discretion, which may include cash and debt management review, education and major goal funding review, asset allocation and investments review, stock option planning, retirement planning, income tax planning, estate and charitable giving planning, insurance and risk management review, compensation and benefits review and net worth review (“Active Participant Financial Consulting Services Benefit”); and

(b)	Tax preparation services, as determined by the Company in the Company’s sole discretion, which include the preparation of annual income tax returns to be filed during such Plan Year (“Active Participant Tax Preparation Services Benefit”).

3.2	Retired Participant Benefits. A Participant who retires from the service of the Company after reaching a Normal, Early or Postponed Retirement date as provided under the Pension Plan shall be entitled to receive the following Benefit in the Plan Year immediately following the Plan Year in which he or she retires: tax preparation services, which include the preparation of annual income tax returns to be filed during the Plan Year following the Plan Year in which the Participant retires (“Retired Participant Tax Preparation Services Benefit”).

3.3

Limitations on Benefits. Benefits under the Plan may be provided by internal Company resources, including the Company’s Personal Financial Services’ Financial Consulting Division and Personal Tax Services Division, or may be provided by an unrelated third party organization but only if the Participant obtains the Company’s advance written approval to use the services of such third party organization. The Company may impose an annual dollar limitation or limitations on the Company’s payment or reimbursement of expenses for the provision of the Active Participant Financial Consulting Services Benefit, the Active Participant Tax Preparation Services Benefit and the Retired Participant Tax Preparation Services Benefit. Benefits are provided only for Participants and their Spouses, and the Plan does not provide nor will the Company pay or reimburse expenses for services for any other individual including but not limited to Participants’ children, other family members or domestic employees. Anything in the Plan to the contrary notwithstanding, (a) the amount of payments or reimbursements made by the Company to or on behalf of a Participant for a Retired Participant Tax Preparation Services Benefit during any taxable year of the Participant shall not affect the amount of payments or reimbursements made by the Company to or on behalf such Participant for any Benefits in any other taxable year of the Participant, and (b) any Benefit provided to or on behalf of the Participant in any other taxable year of the Participant shall not affect the amount of payments or reimbursements made by the Company to or on behalf of the Participant for a Retired Participant Tax Preparation Services Benefit.

3.4	Limitation on Payments and Reimbursements of Active Participant Benefits. Anything in the Plan to the contrary notwithstanding, any payments or reimbursements made by the Company to or on behalf of a Participant for an Active Participant Financial Consulting Services Benefit or an Active Participant Tax Preparation Services Benefit (an “Active Participant Benefit”) provided in a Plan Year under the Plan shall be made by the later of:

(a)	the 15th day of the third month following the Participant’s first taxable year in which such Active Participant Benefit is no longer subject to a substantial risk of forfeiture; or

(b)	the 15th day of the third month following the end of the Company’s first taxable year in which such Active Participant Benefit is no longer subject to a substantial risk forfeiture.

(c)	It is intended that the application of the foregoing provisions of this Section 3.4 cause all payments and reimbursements made by the Company for Active Participant Benefits provided under the Plan to be short-term deferrals for purposes of the regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and such provisions shall be interpreted in all events in a manner consistent with such intent, so that Section 409A shall have no application to the Active Participant Benefits provided under the Plan.

3.5	Limitations on Payments and Reimbursements of Retired Participant Benefits.

(a)

Anything in the Plan to the contrary notwithstanding, any payments or reimbursements made by the Company to or on behalf of a Participant for a Retired Participant Tax Preparation Services Benefit provided in the Plan Year immediately following the Plan Year in which such Participant retires shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense for such Retired Participant Tax Preparation Services Benefit was incurred; provided, however, that if such Participant is a Key Employee, any payments or reimbursements to or on behalf of the Participant for a Retired Participant Tax Preparation Services Benefit shall in no event be made earlier than the date which is six months and one day following the date the Participant separates from service with the Company (within the meaning of Code Section 409A(a)(2)(A)(i) and regulations promulgated thereunder). The Participant’s right to payments or reimbursements by the Company of Retired Participant Tax Preparation Services Benefits is not subject to liquidation or exchange for any other benefit under the Plan or otherwise.

(b)	The Company shall identify Key Employees annually as described in this Section 3.5(b). The Specified Employee Identification Date, as defined in Treas. Reg §1.409A-1(i)(3), to be used in determining Key Employees of the Company shall be September 30 of any Plan Year. The January 1 of the Plan Year next following that Plan Year shall be the Specified Employee Effective Date, as defined in Treas. Reg §1.409A-1(i)(4), for Participants identified as Key Employees on the immediately preceding Specified Employee Identification Date. Participants identified as Key Employees on a Specified Employee Identification Date (September 30) shall be treated as Key Employees under the Plan for the 12-month period beginning on the Specified Employee Effective Date (January 1) next following such Specified Employee Identification Date.

3.6	Employment Termination for Reasons other than Retirement. Anything in the Plan to the contrary notwithstanding, if a Participant terminates employment with the Company prior to the end of any Plan Year for any reason other than retirement pursuant to Section 3.2, payment or reimbursement by the Company of the Participant’s Active Participant Benefit for such Plan Year (to the extent not already paid or reimbursed by the Company) shall be prorated based on a fraction, the numerator of which is the number of months in which the Participant participated in the Plan as an employee of the Company for at least one day in each such month during such Plan Year and the denominator of which is twelve (12).

ARTICLE IV

ADMINISTRATION OF THE PLAN

4.1	Terms Include Authorized Delegates. Where appropriate, the terms “Company” or “Corporation” as used in the Plan shall also include any applicable subcommittee or any duly authorized delegate of the Company or the Corporation, as the case may be. Such duly authorized delegate may be an individual or an organization within the Company or the Corporation or may be an unrelated third party individual or organization.

4.2	Authority of the Company. The Company shall administer the Plan and shall have full power and discretion to select employees for participation in the Plan and to determine the terms and conditions of each employee’s participation; to construe and interpret the Plan and any agreement or instrument entered into hereunder; to determine eligibility for Benefits; and to establish, amend, or waive rules and regulations for the Plan’s administration. Further, the Company shall have full power and discretion to make any other determination which may be necessary or advisable for the Plan’s administration.

4.3	Decisions Binding. All determinations and decisions made by the Company pursuant to the provisions of the Plan, and all related orders, resolutions or actions of the Board, the Compensation and Benefits Committee of the Board, the Chief Executive Officer of the Corporation or the Executive Vice President and Human Resources Department Head of the Corporation (or the duly authorized designee of either of the latter two individuals) shall be final, conclusive, and binding on all persons, including the Company, its stockholders, employees, Participants, Spouses and their estates and beneficiaries.

ARTICLE V

AMENDMENT OR TERMINATION

5.1	Amendment or Termination. The Corporation has set no termination date for the Plan, but reserves the right to amend or terminate the Plan when, in the sole discretion of the Corporation, such amendment or termination is advisable.

(a)	Any such termination shall be made by action of the Compensation and Benefits Committee of the Board (or by action of the Board if the Compensation and Benefits Committee is unavailable or unable to act for any reason) and shall be effective as of the date set forth in such resolution.

(b)	Any such amendment shall be made in accordance with the following:

(i)	material amendments to the Plan shall be made by action of the Compensation and Benefits Committee of the Board (or by action of the Board, if the Compensation and Benefits Committee is unavailable or unable to act for any reason); and

(ii)	(A) non-material or administrative amendments to the Plan or (B) any amendment to the Plan deemed required, authorized or desirable under applicable statutes, regulations or rulings, shall be made by action of either the Chief Executive Officer of the Corporation or the Executive Vice President and Human Resources Department Head of the Corporation (or either of their duly authorized designees).

ARTICLE VI

GENERAL PROVISIONS

6.1	Taxation and Tax Withholding. Payments and/or reimbursement of expenses made by the Company for Benefits provided to or on behalf of a Participant under the Plan shall be taxable to such Participant in accordance with applicable law. The Company shall have the right to withhold from the Participant’s compensation amounts sufficient to satisfy all Federal, State and local tax withholding requirements applicable to payments and reimbursements for Benefits provided under the Plan.

6.2	No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any Benefit hereunder.

6.3	No Enlargement of Employee Rights. No Participant shall have any right to receive Benefits under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

6.4	Applicable Law. To the extent not preempted by Federal law, the Plan shall be construed and administered under the laws of the State of Illinois.

6.5	Electronic or Telephonic Notices. Any election, notice, direction or other such action required or permitted to be made in writing under the Plan may also be made electronically, telephonically or otherwise, to the extent then permitted by applicable law and the administrative rules prescribed by the Company.

6.6	Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Corporation, the Company, nor any individual acting as an employee or agent of the Corporation or the Company, shall be liable to any Participant, former Participant, Spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

6.7	Gender; Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

6.8	Exemption from or Compliance with Code Section 409A. The Active Participant Benefits provided under the Plan are intended to be exempt from, and the Retired Participant Tax Preparation Services Benefit is intended to comply in all applicable respects with, the requirements of Code Section 409A, and the Plan shall be construed and administered so as to cause such Benefits to be exempt from or comply with that Code section, respectively, as applicable.

IN WITNESS WHEREOF, Northern Trust Corporation has caused this amendment and restatement of the Plan to be executed on its behalf by its duly authorized officer this 12th day of December, 2007, effective January 1, 2008 (or as of such other dates as are noted herein).

NORTHERN TRUST CORPORATION

By:	/s/ Timothy P. Moen
Name:	Timothy P. Moen
Title:	Executive Vice President and
Human Resources Department Head